Exhibit 99.1

BioTime Asia, Limited and Shanghai Genext Medical Technology Co., Ltd. Sign Marketing Agreement for ACTCellerate™ Cell Lines

ALAMEDA, Calif.--(BUSINESS WIRE)--December 9, 2010--BioTime Asia, Limited, a subsidiary of BioTime, Inc. (NYSE Amex:BTX) today announced an agreement with Shanghai Genext Medical Technology Co., Ltd. to sell ACTCellerate™ cell lines to the medical and biological research communities in China, Taiwan, Hong Kong, and Macau. In addition to a wide array of human cell types, Genext will market cell culture media customized for each line. The marketing agreement includes provisions for an initial stocking inventory and annual milestones to maintain exclusivity.

BioTime’s technologies in regenerative medicine are based on the power of human embryonic stem (hES) cells and induced pluripotent stem (iPS) cells to become all of the cell types of the human body. There is a significant business opportunity in marketing the hundreds of human cell types that come from these stem cells in both the research markets and therapeutic markets. However, one of the greatest challenges for stem cell researchers is to identify means to isolate the many hundreds of human cell types in a purified state.

ACTCellerate™ is a novel technology invented by BioTime scientists that allows the expansion of over 140 highly-purified primitive human embryonic progenitor cells (hEPCs) from hES or iPS cells. These cells have potential applications in basic biological and medical research, use in screening for novel pharmaceuticals, and for potential use in cell-based therapies.

“Genext is a leader in the marketing and distribution of products and services in the field of stem cell technology, organ transplantation, and regenerative medicine,” said Michael D. West, Ph.D., BioTime’s CEO. “With over 400 hospitals and 2,500 stem cell researchers in their distribution network, Genext is the ideal partner for introducing our novel cell lines, media, and related reagents for rapidly growing research markets in Asia.”

“Medical researchers in the People’s Republic of China are anxious to utilize the diverse and highly-purified human cell lineages created by BioTime for the discovery of novel transplantation protocols,” said David Wu, Shanghai Genext Medical Technology’s CEO. “We plan an aggressive marketing effort in 2011 to introduce these novel and impressive products.”

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is developed through subsidiaries focused on specific fields of applications. BioTime develops and markets research products in the field of stem cells and regenerative medicine through its wholly owned subsidiary Embryome Sciences, Inc. BioTime’s therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime’s majority owned subsidiary Cell Cure Neurosciences, Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. Cell Cure's minority shareholder Teva Pharmaceutical Industries has an option to clinically develop and commercialize Cell Cure’s OpRegenTM retinal cell product for use in the treatment of age-related macular degeneration (AMD). BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the therapeutic applications of stem cell technology in cancer. BioTime’s Singapore subsidiary, ES Cell International Pte Ltd, has been at the forefront of advances in human embryonic stem (“hES”) cell technology, having been one of the earliest distributors of hES cell lines to the research community. ESI has produced clinical-grade human embryonic stem cell lines that were derived following principles of Good Manufacturing Practice and currently offers them for potential use in therapeutic product development. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime’s lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, Embryome Sciences, Cell Cure, OrthoCyte, OncoCyte, BioTime Asia, and ESI can be found on the web at www.biotimeinc.com.

About Shanghai Genext Medical Technology Co. Ltd.

Shanghai Genext, headquartered in the Minhang District of Shanghai, is a premium sales and service provider in the areas of organ transplant, stem cell technology and regenerative medicine in China. It distributes a wide range of high-quality research reagents, therapeutic agents/diagnostic devices, as well as providing a full-suite of value-added services related to transplant and regenerative medicine via a diverse network of academic, clinical, and industrial clients throughout China. Additional information about Shanghai Genext can be found on the website at: www.genext.com.cn.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company’s business, particularly those mentioned in the cautionary statements found in the company’s Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Judith Segall, 510-521-3390, ext 301
jsegall@biotimemail.com